EXHIBIT 10.11
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  THE CADIZ GROUNDWATER STORAGE AND DRY-YEAR SUPPLY PROGRAM
   DEFINITIVE ECONOMIC TERMS AND RESPONSIBILITIES BETWEEN
METROPOLITAN WATER DISTRICT OF SOUTHERN CALIFORNIA AND CADIZ INC.

                        March 6, 2001

1.   General Provisions

     1.1  The Cadiz Groundwater Storage and Dry-Year Supply
          Program (Program) shall have a life of 50 years.

     1.2 Except where otherwise noted, Cadiz Inc. or its successors (Cadiz) and The Metropolitan Water District of Southern California (Metropolitan) may not contract with any third party for the use of the Capital Facilities or the Cadiz or Fenner groundwater basins for storage or exportation of water during the life of the Program.

     1.3 Except as otherwise provided, Metropolitan has exclusive use of the Cadiz Program Capital
          Facilities.

     1.4 Year one of the program shall begin the first day after completion of facilities necessary for the storage of Colorado River water in the Cadiz Basin and ending on December 31st of that year. Year two and all-subsequent years of the program shall begin on January 1st. Year fifty of the program shall extend beyond December 31st up to the fiftieth anniversary of the first day after completion of facilities necessary for the storage of Colorado River water in the Cadiz-Fenner Groundwater Basin (Basin).

     1.5 Except as otherwise provided, all payments shall be made in quarterly installments and be due on the first day of each calendar year quarter
          (January 2nd, April 1st, July 1st, and October
          1st).  Except that the first payment, pursuant to
          Section 4.1, shall be due no earlier than 45 days from completion of facilities necessary for the storage of Colorado River water in the Cadiz
          Basin.

2.   Capital Facilities

     2.1 Metropolitan and Cadiz shall share equally the actual cost of Capital Facilities (mutually agreed estimates, at the time of execution of the contract, not to exceed $150,000,000) including spreading and recovery facilities and a conveyance pipeline including pump

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	    facilities (all having a capacity to transport
          150,000 AF per year to and from the Colorado
          River Aqueduct and the Basin)and including the costs of design, construction and Program implementation cost of the Capital
          Facilities (including estimated mitigation capital costs, provided that these costs do not cause the total capital cost to exceed $150,000,000). If one party desires to modify the Capital Facilities, and that modification increases costs, the requesting party shall bear the increased costs. If, when Metropolitan's Board authorizes execution of the definitive contract, estimated Capital Facilities costs listed above exceed $150,000,000, because the environmental documents and permits require mitigation measures that are not anticipated as of the date of issuance of the Supplement to the Draft EIR/EIS, then Metropolitan's Board shall consider the impact of these costs in determining whether to proceed with the Program. Cadiz may assume such increased costs or the parties shall meet to renegotiate the agreement. If, after execution of the contract, actual Capital Facilities costs listed above exceed estimates due to construction costs overruns then these costs shall be shared equally.

     2.2 Metropolitan shall finance its portion of the Capital Facilities, as Metropolitan deems appropriate.

     2.3 Any operation of the Capital Facilities after the end of the 50 year Program term shall be negotiated at a future date and shall give fair compensation to Cadiz for any indigenous water or storage beyond the terms of this agreement or to Metropolitan for the use of the Capital Facilities by Cadiz.

     2.4 Cadiz shall pay for its portion of the Capital Facilities. Prior to any payments by Metropolitan to Cadiz, Metropolitan shall have the right to review and reasonably approve the terms of Cadiz' financing for Cadiz' one-half share of the costs of the Capital Facilities. Any security interest in the Capital Facilities created by Cadiz financing shall not encumber Metropolitan's ownership interest in, or interfere with Metropolitan's right to operate, the Capital Facilities.

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     2.5  The parties shall jointly own the Capital
          Facilities. Except as otherwise provided, the parties shall equally share the cost of replacing any portion of the Capital Facilities that requires replacement during the term of the contract unless the replacement is required due to normal wear and tear or as a result of improper maintenance, in which case these costs will be paid by Metropolitan. Metropolitan shall use due care in providing necessary maintenance of the Capital Facilities pursuant to Section 3.1. Each party shall insure its interest in the Capital Facilities with reasonably acceptable commercial insurance or, in the case of Metropolitan, self-insurance.

3.   O&M and Energy Costs

     3.1 Except as otherwise provided, Metropolitan shall be responsible for any and all O&M and energy costs during the term of the contract to operate the Capital Facilities. Metropolitan shall use ordinary care in the operation and maintenance of the Capital Facilities. Cadiz shall be responsible for any and all costs, including but not limited to O&M and energy, of the Groundwater
          Monitoring and Management Plan (GWMMP) of the
          Program beyond the capital costs shared pursuant to Section 2.1.

4.   Transfer Component Fees and Operations

     4.1 In years 1-5 of the Program (a total of 20 calendar quarters), Metropolitan shall purchase a minimum of 30,000 acre-feet per year (7,500 AF per calendar quarter) of indigenous water for a minimum total of 150,000 acre-feet to be banked or withdrawn from the Cadiz basin at Metropolitan's option. This purchased indigenous water shall be guaranteed to Metropolitan in accordance with the provisions of Sections 4.8, 8.6, and 8.14, including through reduction in Cadiz' agricultural water production. In years 6 through 25 of the Program (a total of 80 calendar quarters), Metropolitan shall purchase the balance of at least 750,000 AF of indigenous water not purchased by Metropolitan in years 1-5 of the Program, subject to adjustments as described in Sections
          4.6 and 4.8 (all water purchased by Metropolitan pursuant to this Section 4.1 shall hereafter be referred to as Firm Transfer Water). Subject to Sections 4.6 and 4.8, Metropolitan shall build up a "water bank" by purchasing up to 30,000 AF per year (7,500 AF per quarter) of Firm

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          Transfer Water.  Metropolitan shall pay Cadiz a
          "Transfer Fee" for the purchase of the Firm Transfer
          Water.

     4.2  The Transfer Fee shall initially be $230 per AF
          ("Base Rate") in year 1 of the Program and be redetermined to an "Adjusted Rate", if applicable, in years 2-25 of the Program as follows:

          4.2.1 Metropolitan and Cadiz shall determine a Fair Market Value through the process described in Attachment A, provided that the increase or decrease in the Fair Market Value shall not exceed 30% of the Fair Market Value in the immediately prior redetermination or 30% of the Base Rate in the initial redetermination;

          4.2.2 The Adjusted Rate shall equal the Base Rate plus one-half of the difference between the Fair Market Value and the Base Rate. Example: If the Fair Market Value is $350 per acre-foot, then the Transfer Fee would be $230 + .5* ($350 - $230) = $290 per acre-
     foot. If the Fair Market Value is $130 per acre-foot, then the Transfer Fee would be $230 + .5* ($130 - $230) = $180 per acre-foot.

     4.3 The applicable Base Rate or Adjusted Rate shall be paid upon the earlier of (a) delivery of the Firm Transfer Water to the Colorado River Aqueduct or
          (b) in accordance with the payment schedule set forth in Section 4.1 in the year of payment, whichever is earlier. Any indigenous water for which Metropolitan has made payment but has not taken delivery shall become part of a Metropolitan "water bank" in the Basin and may be withdrawn by Metropolitan at any time during the Program. Firm Transfer Water deliveries in excess of the above payment schedule shall be paid at the Base Rate or Adjusted Rate in effect in the year of delivery. Firm Transfer Water delivered and purchased ahead of the above payment schedule will directly offset subsequent scheduled purchases acre-foot for acre-foot with 50% applied to the next scheduled payment and 50% applied in inverse order from the last scheduled payment.

     4.4 Any payment for indigenous water constitutes the complete payment for such water and establishes a forward contract obligating Cadiz to deliver indigenous water on demand to

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          the Capital Facilities, subject to Section 4.8.
          Deliveries of water shall be metered at the Colorado River Aqueduct.

     4.5 In each Program Year 1 through 25, Cadiz shall have the right to sell to third parties indigenous water (Third Party Indigenous Water) in an amount up to 30,000 AF per year (Potential Sale Option Amount) for sale and use in the Metropolitan service area, subject to Sections 4.6.1 and 8.11. Metropolitan shall deliver such water either through unused capacity in the Metropolitan conveyance system or through an Exchange (as described in Section 8.10) choosing the method of delivery at its sole discretion. Cadiz shall pay a pro-rata share of direct O&M (O&M without overhead or G&A expense) costs of the Capital Facilities in the year of delivery to the Cadiz customer based on Cadiz' pro-rata use of the Capital Facilities to transfer indigenous water to a third party or, in the case of an Exchange, the amount that would have been paid for a third party transfer.

          4.5.1 In Program Years 1 through 25, Cadiz shall have the option (Put Option) to require Metropolitan to purchase in each year an amount of indigenous water (Put Transfer Water) that equals the difference between the Potential Sale Option Amount and the amount of Third Party Indigenous Water for such Program Year. If required under this section, Metropolitan shall buy Put Transfer Water at a fixed rate of $230.00 per acre-foot. Cadiz must inform Metropolitan in writing of its exercise of the Put Option no later than March 1st of each year. In the event that Cadiz exercises the Put Option after January 1st, Metropolitan shall not be required to make payment for the portion of Put Transfer Water delivered during the first quarter of that year until April 1st

          4.5.2     The annual Put Option shall expire if
     not exercised within the time allowed in this Section, and the Potential Sale Option Amount of water for sale shall not accumulate and carry-over from year to year.

     4.6  In years 1-5 of the Program, Metropolitan and
          Cadiz shall operate the Program in a manner that
          will assist in the continuing assessment of
          recharge, safe yield, total volume of indigenous
          water available for transfer during the life of
          the Program, and the best mode of operations
          consistent with the Groundwater Monitoring and
          Management Plan.
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          Prior to signing of an agreement, Cadiz and Metropolitan
          shall agree on this 5-year operating plan within the parameters of the GWMMP. During this five-year period, Cadiz shall not pump water from nor add water to the basin except in a manner consistent with its current agricultural activities. Based on the information gathered pursuant to the GWMMP and through the initial five years of operations, Cadiz and Metropolitan shall jointly determine the total expected yield of the Cadiz indigenous water over the life of the Program by consulting the GWMMP and ensuring compliance with applicable permit requirements. If the parties cannot agree upon the expected yield, the dispute will be referred to binding arbitration. Expected yield of indigenous water from the Program shall be reassessed on an ongoing basis every subsequent two years for the life of the Program. The expected yield of the Program shall be determined after excluding (a) Cadiz' projected use of indigenous water, unless Cadiz has agreed on terms reasonably acceptable to Metropolitan not to use such indigenous water, and (b) the amount of indigenous water that any third party has the legal right to use and is reasonably expected to use.

          4.6.1     If an adjustment is made under Section
     4.6 decreasing the expected yield below 1,500,000 AF, then the Potential Sale Option Amount shall equal 30,000 AF per year up to the positive difference, if any, of the expected yield less 750,000 AF. If an adjustment is made under Section 4.6 decreasing the expected yield below 750,000 AF, Metropolitan shall continue to make scheduled water bank program purchases of Firm Transfer Water spread equally over the remaining years beginning with the Program year following the yield adjustment and continuing through year 25 of the Program.

     4.7 Upon 12 months notice of Cadiz indigenous water supplies above 1.70 MAF based on the process in
          Section 4.6, Metropolitan has the option to
          purchase one-half of such supply of water in
          excess of 1.70 MAF starting in Program Year 26 at
          a rate of 30,000 AF per year at the Base Rate or Adjusted Rate in effect in the year of payment.
          If Metropolitan exercises such option, then Cadiz
          may market to third parties within Metropolitan's service area one-half of this supply in excess of
          1.70 MAF at a rate of
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          30,000 AF per year starting in Year 26 pursuant to
          Section 8.12. If Metropolitan does not exercise this option, then Cadiz may market to third parties within Metropolitan's service area the entire supply in excess of 1.70 MAF at a rate of 60,000 AF per year starting in Year 26 pursuant to Section 8.12.
          Cadiz shall be responsible for obtaining all required approvals for the transfer of such water to third parties under this Section 4.7.
          Metropolitan shall deliver such excess water through the Capital Facilities and Metropolitan conveyance system only if there is unused capacity.

     4.8 Payments of Transfer Fees shall be suspended if the expected Program yield agreed upon between Metropolitan and Cadiz or determined by arbitration (pursuant to Section 4.6), is the same or less than the amount of indigenous water for which Metropolitan has paid Cadiz. Cadiz shall be obligated to repay Metropolitan for the difference, up to a maximum of 300,000 AF which shall be secured by Cadiz' obligations pursuant to Sections 8.6 and 8.14. This repayment obligation shall first offset any remaining payment obligations for Puts and Takes, pursuant to
          Section 5.3 with the remainder repaid to Metropolitan dollar for dollar, within twelve months of notice by Metropolitan. In the event that the amount of water that Metropolitan is entitled to be repaid for, or otherwise compensated for, exceeds Metropolitan's unpaid obligations for Puts and Takes and repayment for 300,000 AF, Metropolitan shall receive credits for additional storage of water pursuant to Section
          5.5 at the storage rates in effect at the time the payments of the Transfer Fees were made.

5.   Storage Component Fees and Operations


     5.1 Metropolitan shall pay Cadiz $90 per AF, adjusted by CPI commencing upon Metropolitan's Board of Directors approval of contract "as to form", of CRA water Metropolitan cycles through the Capital Facilities and storage. This amount consists of a rate of $50, adjusted by CPI commencing upon Metropolitan's Board of Directors approval of contract "as to form", to Put such water ("Put Fee") and $40, adjusted by CPI commencing upon Metropolitan's Board of Directors approval of contract "as to form", to Take such water ("Take Fee").
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     5.2  At contract execution and subject to provisions
          under Sections 2.4, 8.1 through 8.5 and 8.15, Metropolitan shall pay at the rate set forth in
          Section 5.1 for the operation of 600,000 AF of Put and Take activity entitling Metropolitan to 600,000 AF of movement in and 600,000 AF of movement out of the storage program.

     5.3 In addition to amounts set forth in Section 5.2, Metropolitan's minimum commitment for storage shall include an additional 300,000 AF of Put and Take activity for which Metropolitan must pay Cadiz at the earlier of (a) delivery or withdrawal; or (b) in accordance with the following schedule: In each of Program Years 5 through 14, Metropolitan shall pay for the operation of 30,000 AF of Put and Take activity entitling Metropolitan to 30,000 AF of movement in and 30,000 AF of movement out of the storage program for each year of payment.

     5.4 Metropolitan's minimum commitment for storage is 900,000 AF of Put and Take activity, provided that Metropolitan's storage obligations under the Program shall be in accordance with the GWMMP.

     5.5 Additional operations of the Program above amounts set forth in Sections 5.2 and 5.3 shall be paid at rates listed in Section 5.1.

     5.6 Program storage capacity shall be a minimum of 1,000,000 AF at any one time.

     5.7 Evaporative and conveyance losses of stored water shall initially be set to 10% and shall be reset to actual losses through a biannual redetermination in accordance with the GWMMP.

6.   Water Quality Payment

     6.1 The Principles of Agreement anticipated an avoided cost payment to Cadiz for any benefit in reducing salinity in the Metropolitan service area. In consideration of the other terms and conditions set forth herein, no water quality payment shall be made. Currently, all constituent levels of indigenous water in the Program area are below state and federal Maximum Contaminant Levels ("MCLs"). Except as provided below, Cadiz will pay the cost of treating all water introduced into the Metropolitan delivery system if necessary so that it meets all federal and state standards applicable to the Colorado River Aqueduct as

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          established by the California Department of Health
          Services or other permitting authority. Due to consideration of water quality benefits and increases in supply reliability and subject to approval through a public process for the introduction of water into the Metropolitan
          System, indigenous water introduced by Cadiz into the Metropolitan delivery system shall not be required to meet ambient conditions. With respect to the Cadiz Program, this public process shall take the form and run concurrently with the public review by Metropolitan's Board of the Cadiz Program. Action by the Metropolitan Board approving the water quality provision of the Cadiz Program shall be determinative and shall not be subject to subsequent Board action establishing any general policies. Further, Metropolitan shall not impose any future ambient quality standards if Cadiz continues to meet all federal and state water quality standards at Cadiz' expense. Cadiz may elect to have Metropolitan provide any treatment required to meet federal and state water quality standards and requirements provided that Cadiz shall pay all costs incurred by Metropolitan for providing such treatment. Metropolitan will ensure that water it delivers for storage in the Cadiz/Fenner groundwater basin shall, at a minimum, meet all federal and state standards applicable at the time of delivery to the Colorado River Aqueduct as established by the California Department of Health Services or other permitting authority. If these federal or state standards change as to any constituent in the water Metropolitan delivered for storage so that the stored water would not have met the changed standards when it was delivered for storage, then Metropolitan and Cadiz shall share the cost of treatment for water withdrawn by Metropolitan from the basin for that particular constituent based on the proportion of the levels of the regulated constituent above the changed regulatory standard in Metropolitan's storage water to the levels of the regulated constituent above the changed regulatory standard in the indigenous groundwater in the basin, if any.

7.   Groundwater Management Plan

     7.1 All withdrawals of water from the Basin shall be made in accordance with the GWMMP.

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8.   Other Provisions

     8.1 The legal structure of the agreement between Cadiz and Metropolitan shall have provisions to protect Metropolitan's interest in the program. These provisions shall include appropriate security interests described in the attachment hereto (Attachment B). Cadiz may propose alternative security interests or agreement structures that achieve the same results as those described in the attachment. If Metropolitan determines that the alternatives proposed by Cadiz do not provide the same level of security as those described in the attachment, Metropolitan, in its sole reasonable discretion, may reject the proposed alternatives and require the security interests in the form described in the attachment as a condition to proceeding with the program.

     8.2 Any costs imposed by third parties for the use of the Cadiz or Fenner groundwater basins or exportation of transfer water shall be borne exclusively by Cadiz.

     8.3 Metropolitan shall have no obligation to make any payments to Cadiz, acquire any project lands or rights-of-way or pay for or perform any construction work on the Capital Facilities until the California Department of Health Services approves the introduction of Program water into the Colorado River Aqueduct.

     8.4 Metropolitan shall have no obligation to make any payments to Cadiz, pay for or perform any construction work on the Capital Facilities until all rights-of-way, use permits, or easements necessary for the construction and maintenance of the Capital Facilities have been obtained from the Bureau of Land Management.

     8.5 Metropolitan shall not execute the contract for the Program prior to thirty (30) days after the filing of a Notice of Determination by Metropolitan as required by the California
          Environmental Quality Act or the issuance of a Record of Decision by the Bureau of Land
          Management as required by the National
          Environmental Policy Act, whichever is later. In the event any litigation is filed challenging any aspect of the Program's environmental compliance or the authority or right of any party to perform its obligations under the contract, then
          Metropolitan and Cadiz shall jointly defend such litigation. Counsel shall be selected by mutual agreement, and all costs of litigation shall be shared equally.

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          8.5.1     If litigation challenging any aspect of
     the Program's environmental compliance or the authority or right of a party to perform its obligations under the contract has been commenced, and the issuance of any permits required for the Program or the performance of any obligation required under the contract is enjoined or withheld by a court or agency with authority to do so, the performance of all other obligations under the contract shall be suspended until such permits are issued or such injunction is permanently lifted. If such suspension is not lifted within five years the parties' shall meet to negotiate in good faith any future obligation under the contract.

          8.5.2 If litigation challenging any aspect of the Program's environmental compliance or the authority or right of any party to perform its obligations under the contract has commenced, but the issuance of any permits required for the Program or the performance of any obligations required under the contract has not been enjoined or withheld by a court or agency with authority to do so, the parties shall confer to determine reasonably and in good faith whether there is merit to the legal challenges which requires further environmental review or other legal authority to proceed with the Program. Either party may elect, if it is reasonable to do so under all the circumstances, to suspend performance of the contract pending resolution of such legal challenge. If such suspension exceeds five years from the election to suspend performance, the parties' shall meet to negotiate in good faith any future obligations under the contract.

          8.5.3 If, after the parties have commenced performance under the contract, the Program or any permit required for the Program is permanently suspended or terminated by the action of a court or agency with authority to do so, then Metropolitan shall not be required to proceed with further obligations without the prior approval of its Board of Directors. If the litigation or other legal challenge results in a final determination that precludes the operation of the Program, then:

               8.5.3.1   Cadiz shall reimburse Metropolitan
          the amount paid by Metropolitan for the right to transfer indigenous water that Metropolitan has paid for or banked and cannot transfer up to 300,000 AF of water;

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               8.5.3.2   Cadiz shall reimburse Metropolitan
          the amount paid by Metropolitan for the right to store water that Metropolitan cannot store or that Metropolitan has stored but cannot retrieve from the basin; and

               8.5.3.3   Such reimbursement shall be paid by
          Cadiz to Metropolitan within twelve (12) months following the final determination.

     8.6 If, for any reason, Cadiz is unable or unwilling to perform under the term of the agreement then Metropolitan shall have the right to operate the Program at its discretion without further payment to Cadiz. This right shall include the right to enter upon Cadiz land for operation and maintenance of Capital Facilities. If the lack of performance includes unrealizable water supplies or moneys due to Metropolitan, then Metropolitan shall have the right to take all or partial possession and ownership of Cadiz lands in the Cadiz and Fenner Valleys. Offsets as expressed in
          Section 4.8 shall also apply. Cadiz shall provide Metropolitan with a security interest in the Cadiz share of the Capital Facilities and its land, improvements and water rights related to the groundwater basin in a form reasonably acceptable to Metropolitan as a condition to Metropolitan's performance of its obligations; provided, however, that upon termination of the Program and satisfaction of any surviving Cadiz obligations such security interest shall be terminated. The security interest in the Cadiz share of the Capital Facilities shall be subordinate only to direct construction liens on the Capital Facilities and the security interest in the Cadiz lands, improvements and water rights shall be subordinate only to liens approved in accordance with Section 8.8 and in an amount that shall not exceed $25,500,000 during the term of the Program.

     8.7  If Metropolitan executes the contract for the
     Program:

          8.7.1     Cadiz shall not increase its use of
     Colorado River water on lands that it owns or controls within the Palo Verde Mesa or Valley without the consent of Metropolitan.

          8.7.2     Cadiz shall take no action, and shall
     use its reasonable good faith efforts to cause its subsidiaries, affiliates, successors, directors, officers, employees, shareholders and agents to refrain from taking any action, to interfere with any cooperative water supply program between Palo
     Verde Irrigation District and Metropolitan.

          8.7.3 Cadiz shall take no action, and shall use its reasonable good faith efforts to cause its subsidiaries, affiliates, successors, directors, officers, employees, shareholders and agents to refrain from taking any action, to reduce or cause the reduction of Colorado River water available to Metropolitan or to increase the cost of Colorado River water to Metropolitan with respect to: (1) Priority 1, 2 and 3(b) (Palo Verde Mesa lands) lands; (2) Present Perfected Rights lands (miscellaneous rights holders or tribal lands); and (3) Surplus Criteria.

     8.8 Cadiz shall not deed or encumber ownership of its properties in the Cadiz or Fenner Valleys, during the life of the Program, without the written permission of Metropolitan except as allowed under
          Section 8.6.  Such permission shall not be
          unreasonably withheld.

     8.9 Section 4.5 permits Metropolitan to perform an exchange in response to a Cadiz request for delivery of indigenous water to a third party. Metropolitan may instead deliver water other than indigenous water to such third party ("Exchange"). In such an event, an amount of indigenous water equal to the amount of water subject to the Exchange ("Exchange Water") shall be banked in the Cadiz basin for later extraction by Metropolitan without additional Transfer or Storage Fees.
          Cadiz shall be responsible to deliver Metropolitan banked Exchange Water upon demand. If Exchange Water is not available and it is concluded through subsequent determinations of the GWMMP that the Exchange Water was not available for transfer, Cadiz shall have the obligation to repay Metropolitan for such Exchange Water. Notwithstanding the above, if the Exchange Water is not available due to a subsequent event, not the result of Cadiz' intentional or negligent act or omission, but in accordance with the GWMMP was available for transfer at the time of Exchange, Cadiz shall not be obligated to repay Metropolitan for the Exchange Water. Cadiz shall provide Metropolitan with a property interest in a form reasonably acceptable to Metropolitan for the purpose of recovering any exchange water.

     8.10 The rate charged to Cadiz for the use of the Metropolitan conveyance system for the delivery at Cadiz' request of indigenous water pursuant to
          Section 4.5, either through conveyance or Exchange, shall be Metropolitan's posted wheeling rate for "as available" capacity. In addition, Cadiz shall pay power costs as charged to member agencies for wheeling or to third parties in long-term (greater than 12 months) wheeling agreements, and any water treatment costs for delivery of treated water (which shall be provided, if requested, at the water treatment rates as uniformly charged to all purchasers of water treated by Metropolitan's same treatment plant). Cadiz shall also pay any water stewardship fees that are uniformly charged on water delivered through the Metropolitan conveyance system by Metropolitan to all member agencies and third party wheelers, excluding agreements negotiated prior to the approval by Metropolitan's Board of this Proposal "as to form."

     8.11 The rate charged to Cadiz for the use of the Metropolitan conveyance system for the delivery at Cadiz' request of indigenous water pursuant to
          Section 4.7, shall be Metropolitan's best available wheeling rate offered to third parties under equivalent terms and conditions. In addition, Cadiz shall pay power costs as charged to member agencies for wheeling or to third parties in long-term (greater than 12 months) wheeling agreements, and any water treatment costs for delivery of treated water (which shall be provided, if requested, at the water treatment rates as uniformly charged to purchasers of water treated by Metropolitan's same treatment plant). Cadiz shall also pay any water stewardship fees that are uniformly charged on water delivered through the Metropolitan conveyance system by Metropolitan to all member agencies and third party wheelers excluding agreements negotiated prior to the approval by Metropolitan's Board of this Proposal "as to form."

     8.12 Metropolitan shall take no action, and shall use its reasonable good faith efforts to cause its directors, officers, employees, agents and member agencies to refrain from taking action, to interfere with Cadiz' ability to market and deliver the newly developed water supply as described in Sections 4.5 and 4.7; provided that the discretion and authority of

          Metropolitan, its directors, officers, and employees to perform their duties and obligations authorized by law shall not be impaired in any way. Actions taken by Metropolitan within its authority, and actions taken by its directors, officers, and employees within the scope of their office or employment, shall not be considered as actions which interfere with Cadiz' ability to market and deliver the newly developed water supply. However, interference in breach of this provision shall include actions taken by Metropolitan's directors, officers, employees and agents acting independently of the policy or direction of Metropolitan's Board to prevent a purchaser from entering into a transaction to purchase Cadiz indigenous water.

     8.13 At Metropolitan's option, and in accordance with the expected Program yield as determined under
          Section 4.6 and security interest under Section 4.8, Cadiz shall manage agricultural production in the Cadiz/Fenner Valleys to ensure the availability of at least the first 300,000 AF of transfer water (including by adjusting the amount of agricultural production). Cadiz shall not increase its use of water for agricultural production or other purposes in the Cadiz or Fenner Valleys without the consent of Metropolitan.

     8.14 Cadiz shall grant to Metropolitan rights of easement necessary for the construction and maintenance of the Capital Facilities.

     8.15 A final contract for the Project would be subject to approval of Metropolitan's Board of Directors and shall be in conformance with the terms and conditions of any mitigation plan adopted by Metropolitan's Board pursuant to CEQA.

                                                ATTACHMENT A

           TRANSFER FEE REDETERMINATION PROCEDURE

1.   GENERAL

  To ensure that payments for indigenous water made under the Cadiz Groundwater Storage and Dry-Year Supply Program
  ("Program") represent the fair market value for transfers, a Transfer Fee Redetermination provision is included as part of this Agreement. The purpose of this provision is to adjust on a periodic basis the Transfer
  Fee for Cadiz indigenous groundwater to ensure consistency with prevailing market values for water transfers with reasonably equivalent long term supply reliability benefits to Metropolitan's Service Area.

2.   TIMING AND FREQUENCY

  In any year 2 through 25 of the Program in which Metropolitan purchases indigenous groundwater from Cadiz, either party may request a Transfer Fee Redetermination.
  Such request shall be made in writing ("Transfer Fee
  Redetermination Notice"). Within ninety (90) days following such request, the parties shall exchange any and all data relied upon by each party to calculate or support the fair market value of transfers. Within thirty (30) days following the exchange of data, the parties shall negotiate in good faith to establish the fair market value of Cadiz indigenous groundwater purchased under this Program ("FMV"). The increase or decrease in the FMV shall not exceed thirty-percent (30%) from the FMV in the immediately prior redetermination, or from the Base Rate in the initial redetermination. The
  Adjusted Rate, calculated in accordance with Section
  4.2.2, shall become effective as of January 1 of the year in which the applicable Transfer Fee Redetermination
  Notice is delivered.

  Both parties agree the following guidelines should be considered (including by any arbitration panel) in establishing the FMV.

3.   ELIGIBILITY CRITERIA

   (a) INFORMATION AVAILABILITY: The data exchanged by each party must include a complete copy of any underlying contract, financial information, and similar documents reflecting the terms, conditions and costs, of water supplies upon which each party relied as a basis for the Transfer Fee Redetermination.

   (b) VOLUNTARY NEGOTIATED TRANSFER: Each transfer must be the result of a voluntary process between willing participants establishing the terms, conditions and costs of such transfer.

   (c) AG-TO-AG WATER TRANSFERS: Transactions between agricultural water users are eligible when either of the following two conditions are met: 1) the ag-to-ag transfer is the result of a general offer to sell and the seller's water district has made general offers to sell that resulted in a transaction between the seller and a municipal and industrial user or supplier in the past five years; or 2) the area of origin is outside of Metropolitan's Service Area and the transferred water will be applied to agricultural operations within the Service Area.

   (d) GEOGRAPHY: The source of water or water rights must be capable of being used for domestic, municipal and industrial, or agricultural use within
        Metropolitan's Service Area.

   (e) WATER QUALITY: The quality of the source of water, when subjected to ordinary and customary treatment in the Metropolitan Service Area, would fall within the controlling Federal and State maximum contaminant levels for potable water.

   (f) WATER TRANSFERS: Transactions must be water transfer agreements between arms-length participants executed within five years of the price redetermination, but not prior to the execution of this agreement. This specifically excludes, groundwater conjunctive use projects in

        Metropolitan's service area, desalination projects, or water recycling projects.


   (g) SIZE AND DURATION: Eligible transactions must be sales of at least 20,000 acre-feet per transaction and last a minimum duration of 4 years.

4.   CALCULATION OF TRANSFER FEE

     The initial FMV is a firm non-escalating $230 per acre-foot until sufficient evidence is found to redetermine the FMV. Sufficient evidence is defined as at least five (5) transactions meeting the eligibility criteria in Section 3 in the five years immediately preceding redetermination. If sufficient information is found then the FMV shall be calculated as the five-year volume-weighted rolling average of eligible transactions. Once a FMV has been established, it shall persist for five years or until further information exists to redetermine the FMV. If, five years after a price redetermination has occurred, there is insufficient information to re-estimate a FMV then the parties shall negotiate to establish the FMV or submit to arbitration to determine the appropriate methodology for determining FMV.

     A methodology for determining the delivered cost per acre-foot, including necessary adjustments to reflect differences in payment schedules, transport costs (1), and treatment costs shall be developed and mutually agreed to by both parties prior to the first price redetermination. This methodology shall be adhered to for all subsequent price redeterminations to ensure consistency over time in the estimates of the delivered cost per acre-foot of comparable transfers.

     FN (1) For the purposes of the Cadiz transactions, transportation costs shall include, among other costs, 1/2 of the capital cost paid by Metropolitan for the development and construction of the Cadiz Program

5.   FMV DISPUTE RESOLUTION

     In the event the parties are not able to agree upon the FMV within 90 days of entering into good faith negotiations as described in Section 2, then the FMV shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American
     Arbitration Association ("AAA").

     Any such dispute will be referred to one (1) arbitrator agreed to by the parties within fifteen (15) days after submission of the dispute to arbitration; provided, however, that if the parties are unable to agree upon the selection of an arbitrator, such dispute will be referred to three (3) arbitrators. In such an event, each party shall select one of the three arbitrators. The third arbitrator will be selected by the two party-appointed arbitrators; provided, however, if the two party-appointed arbitrators are unable to agree upon the third arbitrator, then the third arbitrator shall be appointed by the AAA. Each arbitrator must have expertise in California water issues and natural resource valuation. Each arbitrator, including party-appointed arbitrators, is subject to disclosure and disqualification pursuant to Rule R-19 of the Commercial Arbitration Rules.

     Based on a schedule to be set by the arbitrator(s), Cadiz and Metropolitan will each prepare a written claim specifying its proposal for the FMV (denominated in dollars per acre-foot of water) and written documentation supporting its proposal, not to exceed 100 pages. No party may submit data or documentation for any transfer that was not exchanged during the negotiations between the parties. Metropolitan and Cadiz each may also file a rebuttal to the other party's submission, which shall not exceed 25 pages. Except for disputes arising out of Section 6 below, the only issue to be decided by the arbitrator(s) is which of the two proposed amounts for the FMV (i.e., the amount proposed by Metropolitan or the amount proposed by Cadiz) is closest to the actual FMV. The proposed amount chosen by the arbitration panel shall be the FMV for purposes of calculating the Adjusted Rate for the Transfer Fee as described in Sections 2 and 4.

6.   RE-FORMULATION OF THE TRANSFER FEE REDETERMINATION METHODOLOGY

     If at any time during the course of this Agreement a regularly published water transfer market index accurately representing the relevant markets of transfers for Metropolitan becomes available, either party has the option to request the use of this index. If both parties agree to the use of the index, it shall replace the Transfer Fee Redetermination procedure set forth in this Attachment. Disputes arising over the substitution of an index meeting the above conditions shall be addressed under the dispute resolution provisions of this Agreement.

                                                ATTACHMENT B

         ATTACHMENT RE FINANCING AND SECURITY ISSUES
           FOR A METROPOLITAN-CADIZ WATER STORAGE
                 AND DRY-YEAR SUPPLY PROGRAM

1. Bankruptcy Remoteness. Cadiz shall establish a separate single-purpose, "bankruptcy remote" corporate entity for the purpose of owning its interest in the Capital Facilities and the Program Agreement, the property, water rights and other appurtenant rights related to the Program and securing its obligations under the Agreement. Cadiz would also guarantee performance and payment of such subsidiary's obligations under the Agreement. In connection with the above, Cadiz shall comply with "bankruptcy remote" structures by limiting the activities and liabilities of the subsidiary, appointing an independent director to the subsidiary's board of directors, and requiring unanimous director approval to borrow money, dissolve, sell all or substantially all of its assets, merge or reorganize, file bankruptcy, or amend the articles of incorporation.

     *  Single purpose subsidiary:
          - No other liabilities.
          - No other activities.
          - Independent director.
          - Unanimous vote for bankruptcy/winding-up/dissolution.

     *  Consent by senior Cadiz lender to assignment.

     *  Guarantee of performance by Cadiz:
          - limit on other indebtedness of Cadiz/Cadiz subsidiary.
          - Material Adverse Change standard.
          - Limitation on other transactions.

     * Title insurance/project-easement absolute.

2.   SECURITY FOR PERFORMANCE.  As collateral security for
     Cadiz' performance of all contract provisions (to deliver water and storage), a deed of trust on its interests would be a condition of the Program. The deed of trust would address:

     *  A junior lien on Cadiz' share of improvements.

     *  A junior lien on land.

     * The priority to be determined, depends on other lenders rights/agreements in the event of default and termination.

3. SEPARATE PROFITS AND EASEMENTS. The Program documents should be separated into discrete packages of rights and obligations for:

     *  Purchase of indigenous ground water.

     *  Storage of Colorado River surplus water.

     This would keep the rights and conditions separate and clean in case for any reason the supply arrangement was terminated but the storage continued or was taken over by MWD.

4. CONDITIONS PRECEDENT - The Program shall be subject to the satisfaction of specific conditions precedent, including:

     * Obtaining environmental clearance for the Program and all aspects of the removal and storage of water.

     * The negotiation, approval and concurrent effectiveness of all collateral security documents.

     *   The satisfaction of all Cadiz senior lender issues:

          - The consent by Cadiz senior lender of the Program, including the single-purpose entity and the easement and profit.

          - Dollar limitation on the senior indebtedness.

          - Notice/cure rights granted in favor of MWD.

          - Off-set rights.

          - A purchase option granted in favor of MWD to acquire the senior loan at a predetermined price.

     *  The availability and approval of Cadiz' project financing commitment.

     * The receipt of all permits and easements necessary or desirable for the project.

     *  Joint approval of the Plan:

          - To build the project, the EPC contract, Plans for the project, the budget for the project.

          - To operate the storage and removal Program, the groundwater management plan

     *  No Material Adverse Change.

     * The truthfulness of all representations, warranties and covenants regarding the Program.

5. CADIZ PROJECT FINANCING. MWD's right to review and approve the Cadiz financing shall include the right to review and approve the establishment and structure of the separate corporate entity and to obtain consent from Cadiz' project lender on terms approved by MWD. Any security interest in the Capital Facilities created by Cadiz financing shall not encumber MWD's ownership interest in, or interfere with MWD's right to operate, the Capital Facilities, and shall acknowledge MWD's rights under and in this Agreement. Cadiz's project loan shall also:

     *  Be adequate to cover Cadiz's share of capital budget.

     * Provide for an outside dollar limitation and set forth the requirements for any equity investment.

     * Be secured by a lien on Cadiz contract payments and other Cadiz assets

     *  Be a firm commitment - ready to close.

     *  MWD protections to include:
          - Subordination/acknowledgment of MWD rights in contract and non-disturbance.

          - Provide for notice/cure rights in favor of MWD.

          - Provide for off-set rights.

           - Acknowledge MWD's right to take over facilities in certain circumstances, free of project lien.